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Exhibit 12.1

TENET HEALTHCARE CORPORATION
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in millions)

	Year Ended May 31,					Three Months Ended August 31,
	1997	1998	1999	2000	2001	2000	2001
Income from continuing operations before income taxes	$26	$647	$474	$618	$1,142	$257	$382
Less: Equity in earnings of unconsolidated affiliates	1	5	(3)	8	11	2	2
Add:
Cash dividends received from unconsolidated affiliates	5	4	4	8	4	(1)	1
Portion of rents representative of interest	79	89	91	90	74	19	19
Interest, net of capitalized portion	417	464	485	479	456	123	97
Amortization of previously capitalized interest	4	5	5	6	6	2	2

Income, as adjusted	530	1,204	1,062	1,193	1,671	398	499

Fixed charges:
Interest, net of capitalized portion	417	464	485	479	456	123	97
Capitalized interest	12	16	20	29	8	2	3
Portion of rents representative of interest	79	89	91	90	74	19	19

Total fixed charges	$508	$569	$596	$598	$538	$144	$119

Ratio of earnings to fixed charges:	1.0x	2.1x	1.8x	2.0x	3.1x	2.8x	4.2x

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Exhibit 12.1
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES